Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-116195, 333-177739, 33-197752, 333-226351, and 333-279098 on Form S-8 of our reports, dated February 13, 2025, relating to the financial statements and financial statement schedule of Curtiss-Wright Corporation and subsidiaries, and the effectiveness of Curtiss-Wright Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Curtiss-Wright Corporation for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
Morristown, New Jersey
February 13, 2025